EXHIBIT 99.1

BioLargo to Participate in a Town Hall Meeting Hosted by the BioLargo Shareholder Community on Discord on May 5, 2026

A meeting transcript will be published by 8-K prior to the market open the next day

WESTMINSTER, CALIFORNIA – May 4, 2026— BioLargo, Inc. (OTCQX: BLGO), a cleantech and life sciences innovator, today announced that BioLargo’s CEO Dennis P. Calvert will participate in a town hall meeting on May 5, 2026 at 1:00 PM Pacific Time, hosted on the BioLargo Shareholder Community Discord channel.

The format: brief company update followed by Q&A with shareholders. The meeting will be recorded and a transcript will be filed on Form 8‑K prior to the market open the next day.

Questions may be pre-submitted on the Discord channel (#townhall-questions-may-5-2026 (https://discord.com/channels/838045954589327373/1499782837342175454)

Interested parties are encouraged to join the BioLargo Shareholder Community Discord in advance by accessing the platform here: Join the BioLargo Town Hall Meeting Hosted at Discord (https://discord.gg/xEd9KqcU?event=1499864645417308190)

For more detail and to submit questions to the moderators, participants can visit the r/BioLargo announcement at the following link hosted on Reddit: Reddit Platform Link to Town Hall Meeting Details (https://www.reddit.com/r/BioLargo/comments/1t17jbc/official_biolargo_shareholder_town_hall_with_ceo/)

About BioLargo, Inc.

BioLargo, Inc. (OTCQX:BLGO) is a cleantech and life sciences innovator and engineering services solution provider. Our core products address PFAS contamination, achieve advanced water and wastewater treatment, control odor and VOCs, improve air quality, enable energy-efficiency and safe on-site energy storage, and control infections and infectious disease. Our approach is to invent or acquire novel technologies, develop them into product offerings, and extend their commercial reach through licensing and channel partnerships to maximize their impact. See our website at www.BioLargo.com.

Contact Information

Dennis P. Calvert
President and CEO, BioLargo, Inc.
888-400-2863

Email: Info@BioLargo.com

Safe Harbor Act

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include without limitation those about BioLargo's (the "Company") expectations regarding anticipated revenue; and plans for future operations. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include without limitation: the effect of regional economic conditions on the Company's business, including effects on purchasing decisions by consumers and businesses; the ability of the Company to compete in markets that are highly competitive and subject to rapid technological change; the ability of the Company to manage frequent introductions and transitions of products and services, including delivering to the marketplace, and stimulating customer demand for, new products, services, and technological innovations on a timely basis; the dependency of the Company on the performance of distributors of the Company's products. More information on these risks and other potential factors that could affect the Company's business and financial results is included in the Company's filings with the SEC, including in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.